As filed with the Securities and Exchange Commission on June 9, 2006

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

iCURIE, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-2015441
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

1395 Brickell Avenue
Suite 800
Miami, Florida 33131
(Address of principal executive offices) (Zip Code)

iCURIE, INC. 2005 STOCK INCENTIVE PLAN
(Full title of the plan)

(Name, address and telephone Number of agent for service)	(Copy to)

Michael Karpheden	Gregory W. Hayes
Chief Financial Officer	DLA Piper Rudnick Gray Cary US LLP
iCurie, Inc.	203 North LaSalle Street
1395 Brickell Avenue, Suite 800	Chicago, Illinois 60601
Miami, Florida 33131	Tel: (312) 368-2155
Tel: (305) 529-6290	Fax: (312) 630-5310
Fax: (305) 529-6201

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	2,816,337 6,987,043 9,803,380	$.87 (2) $.42 (3)	$2,450,214 (2) $2,934,559 (3) $5,384,773	$263 (2) $314 (3) $577
(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee is based, with respect to 2,816,337 shares of Common Stock underlying outstanding but unexercised options previously issued under the iCurie, Inc. 2005 Stock Incentive Plan (the “2005 Plan”), on the weighted average per share exercise price of such outstanding options (i.e., $.87).

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee is based, with respect to 6,987,043 shares of Common Stock issued or issuable under the 2005 Plan, on the average of the bid and ask prices of the Registrant’s Common Stock on June 7, 2006 (i.e., $.42), as reported on the OTC Bulletin Board.

EXPLANATORY NOTE

iCurie, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of its common stock, $.001 par value per share. This registration statement also includes a reoffer prospectus. The reoffer prospectus may be utilized for reofferings and resales on a continuous or a delayed basis in the future of up to 7,799,039 shares of common stock that constitute “control securities” and/or “restricted securities” which have been issued prior to or are issuable after the filing of this registration statement. The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain additional information is incorporated by reference into this registration statement from our other SEC filings. Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be included in this Form S-8 Registration Statement pursuant to introductory Note to Part I of Form S-8.

Reoffer Prospectus

iCURIE, INC.

7,799,039 Shares of Common Stock

This prospectus relates to the reoffer and resale from time to time by certain shareholders of iCurie, Inc. identified herein under the heading “Selling Shareholders” of up to 7,799,039 shares of our common stock par value $0.001 per share. These shares (1) have been issued to certain of our executive officers and other parties as restricted stock awards under the iCurie, Inc. 2005 Stock Incentive Plan or (2) may be acquired upon the exercise of options or vesting of restricted stock awards previously granted under the 2005 Plan to certain of our executive officers and other parties.

The shares offered hereunder may be sold from time to time by the selling shareholders or by permitted beneficiaries, transferees and assignees on the OTC Bulletin Board, where our common stock is currently quoted, or in negotiated transactions, at prices and at terms then prevailing, or at prices related to the then current market price, or at negotiated prices and terms. Upon any sale of the offered shares, the selling shareholders or permitted beneficiaries, transferees and assignees, and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), and commissions or discounts or any profit realized on the resale of the offered shares may be deemed to be underwriting commissions or discounts under the Securities Act. See “Plan of Distribution.”

The shares issued or issuable to the Selling Shareholders may be “restricted securities” under the Securities Act before their sale under this prospectus. We have prepared this prospectus for the sole purpose of registering the shares under the Securities Act in order to allow the Selling Shareholders to offer and sell the shares to the public, subject to any contractual limitations or legal restructions.

We will not receive any part of the proceeds from the sale of the offered shares. All expenses, other than discounts, concessions and commissions, incurred in connection with this offering are being borne by us.

Our common stock is quoted on the OTC Bulletin Board under the symbol “ICUR.OB.” On June 7, 2006, the last reported sale price of our common stock as reported by the OTC Bulletin Board was $.52 per share.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is June 9, 2006.

TABLE OF CONTENTS

COMPANY SUMMARY	1
RISK FACTORS	2
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	9
iCURIE, INC.	10
DESCRIPTION OF COMMON STOCK	21
USE OF PROCEEDS	22
SELLING SHAREHOLDERS	22
PLAN OF DISTRIBUTION	23
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	24
OPINION	25
EXPERTS	25
WHERE YOU CAN FIND MORE INFORMATION	25
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	26

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

COMPANY SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. This summary highlights information contained elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, (1) “iCurie,” “Celsia Technologies,” “we,” “our,” “us” and “the Company” refer to iCurie, Inc. and its subsidiaries, including without limitation, iCurie Lab Holdings Limited and iCurie Lab Inc., and (2) “Cedar Mountain” refers to Cedar Mountain Distributors, Inc., which was the name of iCurie, Inc. prior to the July 8, 2005 share exchange described in this prospectus. Since March 2006, iCurie, Inc. and its subsidiaries have been operating under the trade name “Celsia Technologies.”

Company Overview

We want to become a world leader in developing and commercializing next-generation cooling solutions for the personal computer, flat panel display, and LED-lighting industries. We plan to develop, manufacture, market, sell and/or license our patented thermal management cooling devices. We believe that our wafer-thin products absorb, transport and dissipate heat more rapidly than current heat-pipe/heat-sink cooling solutions. Our unique cooling device uses microfluidic physics to move liquid at very high speeds through micro-channels within thin panels.

We have been provided with non-economic support and advice from the United Kingdom’s Trade and Investment Global Entrepreneur Program, a UK government organization that identifies and assists global enterprises that are planning to locate to the United Kingdom or have operations in the UK. This program reviews hundreds of company applications annually and selects only a limited number of companies to work with.

The current industry-leading cooling technology solutions, heat-pipes/heat-sinks, were developed when PC processors such as the Pentium I® & Pentium II®, with much lower speeds and cooling demands, were the industry standards. With the rapid development of faster processors, such as the later Intel Pentium® series, the cooling industry has produced many versions of the limited heat-pipe and/or heat-sink. However, this aging technology is becoming less effective as faster processors produce increased heat levels. Battery life is substantially eroded in laptops due to heat and the energy required to operate one or more cooling systems. We believe our solutions offer lighter, thinner, smaller, faster, more efficient and less energy-consuming products. Moreover, we believe that our coolers will be more cost efficient than conventional coolers.

History

The Company was incorporated in Nevada under the name KNETX Skates Corporation on December 23, 1999, and changed its name to Cedar Mountain Distributors, Inc. on June 9, 2000. Prior to July 8, 2005, the Company was a public “shell” company with nominal assets. On July 8, 2005, Cedar Mountain entered into a “share exchange” with the shareholders of iCurie Lab Holdings Limited (a company formed in the United Kingdom in March 2004 and referred to in this prospectus as “iCurie UK”), whereby the shareholders of iCurie UK exchanged all of the outstanding common shares of iCurie UK for common stock of Cedar Mountain. The common stock of Cedar Mountain issued to iCurie UK’s shareholders in the share exchange represented approximately 95% of Cedar Mountain’s outstanding common stock. Therefore, as a result of the share exchange, the shareholders of iCurie UK acquired control of Cedar Mountain, iCurie UK became a wholly owned subsidiary of Cedar Mountain, Cedar Mountain succeeded to the business and operations of iCurie UK and the management of iCurie UK assumed similar management positions with Cedar Mountain. To reflect this succession and continuation of iCurie UK’s business, Cedar Mountain’s name was changed to iCurie, Inc.

iCurie UK acquired its nanocooling intellectual property from iCurie Lab, Inc. in March 2004, and acquired an 80.2% equity interest in iCurie Lab, Inc. (a company formed in South Korea in 2000 and referred to in this prospectus as “iCurie Korea”) in December 2004. The remaining 19.8% of iCurie Lab, Inc. was acquired by iCurie UK on September 1, 2005. Therefore, as a result of the acquisition, iCurie Korea became a wholly owned subsidiary of iCurie UK. This transaction was described in our 8-K filed with the SEC on September 1, 2005.

Principal Offices

Our principal offices are currently located in leased space at 1395 Brickell Avenue, Suite 800, Miami, Florida 33131, and our phone number is 305-529-6290. Our Web address is www.icurie.com. iCurie Lab, Inc., which is our research, development and manufacturing center, is and will continue to be located in Seoul, Korea. The Company’s telephone number in Korea is 011-82-2-3452-2005 and its fax number is 011-82-2-3452-3650. Other than our Chief Executive Officer, Chief Operating and Financial Officer, corporate counsel and controller, all of our 36 employees are located in Seoul.

RISK FACTORS

You should carefully consider the following risks before you decide to buy our common stock. Our business, financial condition and operating results may suffer if any of the events described in the following risk factors actually occur. There may be additional risks that we are not currently able to identify. These may also adversely affect our business, financial condition and operating results. If any of the events we have identified or those that we cannot now identify occurs, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

We have a limited operating history, a single unproven product to date, a history of net losses, and our business may never become profitable. Our limited history may not be adequate to enable you to fully assess our ability to achieve market acceptance of our product or our ability to respond to competition. Accordingly, we are subject to the same uncertainties and risks associated with any company developing new products and beginning operations. If we are unsuccessful in addressing the risks and uncertainties frequently encountered by early stage companies in a new and evolving market, our business will be seriously harmed.

We have had no material operating revenues since inception. To become profitable, we must be able to generate revenues from product sales.

Even if we are able to generate revenues, we may not be able to achieve or maintain profitability in the future. The amount of losses we will incur before achieving profitability, and the time required to reach profitability, are each highly uncertain. No assurances can be given that we will ever achieve profitability.

Our products have never been produced in commercial quantities. No assurances can be given that our product can be produced in commercial quantities or at a competitive cost.

We plan to rely on third parties for the manufacturing of our product, which requires a significant degree of technical expertise. We plan to both license our product technology and engage in direct sales with outsourced manufacturing. Therefore, we will not have direct control over the manufacturing of our product and will rely to a significant extent on our joint venture partners and third-party vendors. If these partners and third party vendors fail to produce to our specifications or inadvertently use defective materials in the manufacturing process, the reliability and performance of our products will be compromised. In addition, should any of such parties suffer financial difficulties or fail to perform in other respects, we will have to locate substitute partners and vendors, which may not be possible in a timely manner or on reasonable economic terms.

We are dependent on our management and key personnel, and may be dependent on the recruitment of additional personnel to succeed; and the loss of personnel may damage our business. Our principal executive officers and certain key personnel have extensive knowledge of our cooling technology and the research and development efforts needed to bring the products to market. The loss of the services of any of our executive officers or other key personnel, particularly Dr. Lee, our Chief Technology Officer, could have a material adverse effect on our business, financial condition and operating results.

We face various international risks, including risks due to our expected reliance on sales and manufacturing in international markets. Our future success will depend in part upon our ability to commence international marketing operations and our ability to establish international manufacturing and sales of our cooling products. International sales may be our only source of revenue for the next several years while we seek clients for our products in the United States. International operations expose us to risks, including, without limitation:

▪ need for export licenses;
▪ unexpected regulatory requirements;
▪ tariffs and other potential trade barriers and restrictions;
▪ political, legal and economic instability in foreign markets;
▪ longer account receivable cycles;
▪ difficulties in managing operations across disparate geographic areas;
▪ reduced or limited protection of our intellectual property rights in some countries;
▪ dependence on local distributors and other third parties;
▪ potential disruptions in sales or manufacturing due to military or terrorist acts;
▪ currency exchange rates; and
▪ exposure under U.S. securities laws, including the Foreign Corrupt Practices Act, or FCPA.

Our international operations require us to comply with a number of U.S. and international regulations. We need to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. The U.S. Department of The Treasury’s Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities, and individuals except as permitted by OFAC, which may reduce our future growth.

We will face operational challenges and increased costs by having our headquarters located in a different jurisdiction than our operating facilities. We could face significant managerial and operational challenges by having senior management significantly separated from our operational base. Our direct and indirect costs will also increase by having a headquarters located apart from our operational base in Seoul.

Volatility in the Korean Won to U.S. dollar exchange rate may adversely affect our reported operating results. The Korean Won, or KWON, is the primary operating currency for our business operations, while our financial results are reported in U.S. dollars. Because our sales and many of our expenses are likely to be primarily denominated in KWON, a decline in the value of the KWON against the U.S. dollar may have a significant adverse effect on our reported results of operations. We cannot assure you what effect, if any, changes in the exchange rate of the KWON against the U.S. dollar will have on our results of operations and financial condition. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. We cannot guarantee that we will enter into hedging transactions in the future or, if we do, that these transactions will successfully protect us against currency fluctuations.

If we fail to keep pace with advances in our industry or fail to persuade technology companies to adopt new products that we introduce, customers may not buy our products and our ability to generate revenues and profits may be adversely affected. The technology industry is characterized by the following: rapid product development, with a significant competitive advantage gained by companies that introduce products that are first to market; constant innovation in products and techniques; frequent new product introductions; and price competition. If we fail to keep pace in any of these areas, our business results may be adversely impacted.

The technology industry is intensely competitive. The significant competitive factors in the technology industry include price, convenience, acceptance of new technologies, customer satisfaction, and in some cases regulatory approval. Our ability to compete successfully depends, in part, on our ability to respond quickly to technological change and user preference through the development and introduction of new products that are of high quality and that address customer requirements. We compete with many larger companies that enjoy several competitive advantages, including significantly greater capitalization and access to capital, established distribution networks; established relationships with suppliers; additional lines of products; the ability to bundle products to offer higher discounts or other incentives to gain a competitive advantage; and greater resources for product development, sales and marketing and patent litigation. Other companies are developing products based on similar scientific theories used by us. Those products may be more effective than our products and may not infringe our intellectual property rights. These companies may be able to develop a cooling device that achieve similar or better cooling results. If we are unable to compete effectively against existing or future competitors, sales of our products may be significantly less than our expectations.

We may not successfully develop and launch replacements for our products that lose patent protection, which could significantly decrease our future sales and profits. Most of the material elements of our product are or are expected to be covered by patents that we believe give us a degree of market exclusivity during the term of the patent. However, it is possible that the various patent granting authorities may decide not to grant patents on the applications which are currently pending. Alternatively, our patents, once granted, may be subject to challenge and be declared invalid by the courts of the countries in which they are registered. In any event, those patents will start to expire with effect from 2021. Upon patent expiration, revocation by the courts, or if the patents are not initially granted, our competitors may introduce products using the same technology. Competitors may also introduce products using our technology notwithstanding our non-expired patent protection. Although it may be possible to pursue enforcement actions in such cases, there are certain costs and risks involved, as discussed below. As a result of this possible increase in competition, we may need to charge a lower price in order to maintain sales of our products, which could result in these products becoming less profitable. If we fail to develop and successfully launch, and receive regulatory approval for, more advanced replacement products prior to the expiration of patents for our existing products, our sales and profits with respect to those products could decline significantly. We may not be able to develop and successfully launch more advanced replacement products before these and other patents expire.

We may be subject to future product liability claims that could be expensive and may result in the inability to obtain insurance coverage on commercially reasonable terms or otherwise. Although we are not currently subject to any product liability proceedings, we may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of the usage of our cooling devices.

Economic conditions and price competition may cause sales of our products used in cooling systems to decline and reduce our profitability. Sales of our products used in cooling systems may be adversely impacted by economic conditions which cause sales or price reductions in the products which will incorporate our cooling products.

We may be required to bring litigation to enforce our intellectual property rights, which may result in substantial expense. We will be primarily reliant on patents to protect our intellectual property rights. We have so far been granted patents relating to it microfluidic technology in US, Korea, Japan, China and Taiwan. In addition, we currently have pending further patent applications relating to that technology and other associated elements. These applications designate many countries throughout the world, including the United States, Europe, Japan, China, Taiwan, India and Korea. The patents already granted, together with any further patents granted pursuant to the various applications previously referred to, will have expiration dates ranging from 2021 to 2024. The strength of our patent portfolio, however, could be challenged. In particular, our competitors and others may allege that:

•	our patents and pending patent applications use technology that we did not invent first;

•	we were not the first to file patent applications for these inventions; or

•
our patents and pending patent applications seek to monopolize technology that was not novel at the time the applications were filed and/or did not constitute an invention over what existed previously.

Further, because of the uncertain nature of patent protection, we cannot be certain that:

•	others will not independently develop similar or alternative technologies or duplicate our technologies;

•	others will not develop enhancements to our technology that are beneficial to us, which we may not be able to utilize unless we license or pay compensation for those enhancements;

•	any of our pending patent applications will result in further issued patents; or

•
any patents issued to us will provide a basis for commercially viable products, will provide us with any competitive advantages or will not face third-party challenges or be subjected to further proceedings limiting their scope.

We may become involved in proceedings in the U.S. Patent and Trademark Office to determine the priority of our inventions. We could also become involved in opposition proceedings in foreign countries challenging the validity of our patents. In addition, costly litigation could be necessary to protect our patent position. In some jurisdictions, patent laws relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are somewhat uncertain. We may not prevail in any lawsuit or, if we do prevail, we may not be awarded commercially valuable remedies. Further, it is possible that we will not have the resources required to pursue necessary litigation or to otherwise protect our patent rights. Failure to protect our patent rights could harm us. Patent rights in jurisdictions outside of the United States are even more uncertain and difficult to protect. There may be patents in certain international jurisdictions that are not enforceable or, if enforceable, we may determine not to attempt to enforce these rights due to the expense, the likelihood of prevailing or for other reasons. Furthermore, the laws of foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States.

We rely on trade secrets, unpatented proprietary know-how and continuing technological innovation, which we seek to protect with confidentiality agreements with employees, consultants and others with whom we discuss our business. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors, former employees and current employees, despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions. These individuals may breach these confidentiality agreements and our remedies may not be adequate to enforce these agreements. Disputes may arise concerning the ownership of intellectual property or the applicability or enforceability of these agreements, and these disputes may not be resolved in our favor. Furthermore, our competitors may independently develop trade secrets and proprietary technology similar to ours. If we do not receive patents for products arising from our research, we may not be able to maintain the confidentiality of information relating to those products. If our intellectual property rights are not adequately protected, we may be unable to keep other companies from competing directly with us, which could result in a decrease in our market share. Enforcement of our intellectual property rights to prevent or inhibit appropriation of our technology by competitors can be expensive and time-consuming to litigate, or otherwise dispose of, and can divert management’s attention from carrying on with our core business.

Our products could infringe upon the intellectual property rights of others, which may cause us to engage in costly litigation and, if we are not successful, could cause us to pay substantial damages and prohibit us from selling our products. Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may be required to pay substantial damages, including treble damages, for past infringement if it is ultimately determined that our products infringe a third-party’s patents. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management’s attention from other business concerns. Further, we may be prohibited from selling our products before we obtain a license from the owner of the relevant technology. If such a license is available, it may require us to pay substantial royalties.

We may implement a product recall or voluntary market withdrawal due to product defects or product enhancements and modifications, which would significantly increase our costs. The manufacturing and marketing of cooling devices involves an inherent risk that our products may prove to be defective. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. A recall of one of our products, or a similar product manufactured by another manufacturer, could impair sales of the products we market as a result of confusion concerning the scope of the recall.

Acquisitions that we consummate could disrupt our business and harm our financial condition. In the future, we may evaluate potential strategic acquisitions of complementary businesses, products or technologies. We may not be able to identify appropriate acquisition candidates or successfully negotiate, finance or integrate any businesses, products or technologies that we acquire. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business. While we, from time to time, evaluate potential acquisitions of businesses, products and technologies, and anticipate continuing to make these evaluations, we have no present understandings, commitments or agreements with respect to any acquisitions.

Actual results may vary from our estimates. In preparing our financial statements, we must make many estimates and judgments about future events. These estimates and judgments affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. We believe that these estimates and judgments are reasonable, and we make them in accordance with our accounting policies based on information available to us at the time. Actual results, however, could differ from our estimates, and this could require us to record adjustments to the reported amounts of assets and liabilities, change the disclosures related to contingent assets and liabilities, and/or adjust the recorded amounts of revenues and expenses. These changes could be material to our financial condition and results of operations.

In connection with the share exchange, we became subject to U.S. GAAP. iCurie UK and iCurie Lab, Inc. historically have followed accounting principles generally accepted in the United Kingdom and Korea, respectively, in preparing their financial statements. Because the July 2005 share exchange resulted in the Company becoming a U.S. corporation which files reports pursuant to the Exchange Act, our financial results, both audited and unaudited, will be required to be presented in accordance with accounting principles generally accepted in the United States, despite the fact that we currently have no material U.S. operations. The conversion of our financial results into U.S. GAAP could be costly and may require certain adjustments, some of which may result in materially different accounting results when presented in U.S. GAAP.

There is no active public market for our common stock. Although our common stock is currently quoted for trading on the NASD’s OTC Bulletin Board, there currently is a limited public market for the common stock. An active public market for the common stock may not develop or be sustained. The market price of the common stock may fluctuate significantly in response to factors, some of which are beyond our control, including the following:

•	Actual or anticipated variations in operating results;

•	The limited number of holders of the common stock, and the limited liquidity available through the OTC Bulletin Board;

•	Announcements of technological innovations;

•	The ability to sign new clients and the retention of existing clients;

•	New products or services that the Company or its competitors offer;

•	Changes in financial estimates by securities analysts;

•	Conditions or trends in the e-commerce industries;

•	Global unrest and terrorist activities;

•	Changes in the economic performance and/or market valuations of other Internet or online electronic commerce companies;

•	The Company’s announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	Additions or departures of key personnel; and

•	Sales or other transactions involving the Company’s capital stock.

The stock market in general has recently experienced extreme price and volume fluctuations. In particular, market prices of securities of computer and software companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of the common stock. Price volatility may be worse if the trading volume of the common stock is low.

Because we became public by means of a share exchange with an existing company, we may not be able to attract the attention of securities analysts. Additional risks may exist since we became public through a “share exchange.” Security analysts of major brokerage firms may not provide coverage of the Company. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

We will incur substantial expenses as a U.S. reporting company. As a result of the share exchange, iCurie UK became a wholly owned subsidiary of the Company, which was and is a publicly-traded company, and, accordingly, subject to the information and reporting requirements of the U.S. securities laws. The U.S. securities laws require, among other things, review, audit and public reporting of the Company’s financial results, business activities and other matters. Recent SEC regulation, including regulation enacted as a result of the Sarbanes-Oxley Act of 2002, has also substantially increased the accounting, legal and other costs related to becoming and remaining an SEC reporting company. In particular, as directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. The public company costs of complying with these regulations, as well as preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause our expenses to be higher than they would be if it had remained privately-held. These costs will be of greater significance for the Company because it will be required to present financial information in accordance with U.S. GAAP, even though the financial results of iCurie UK and iCurie Lab, Inc. are prepared in accordance with UK and Korean GAAP, respectively. These increased costs may be material and may include the hiring of additional employees and/or the retention of additional advisors and professionals. Failure by the Company to comply with the federal securities laws could result in private or governmental legal action against the Company and/or its officers and directors, which could have a detrimental effect on our business and finances, the value of our stock and the ability of stockholders to resell their stock.

Our common stock may be considered “a penny stock” and may be difficult to sell. The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Initially, the market price of our common stock is likely to be less than $5.00 per share and therefore may be designated as a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares. In addition, since our common stock is currently traded on the NASD’s OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

A significant number of the Company’s shares will be eligible for sale, and their sale could depress the market price of the Company’s stock. Sales of a significant number of shares of our common stock in the public market, or the perception that such sales could occur, could harm the market price of the common stock. Our common stock becoming available for resale in the public market pursuant to the registration statement of which this prospectus is a part will increase the supply of tradeable common stock, which could decrease its price. Also, our executives can sell a portion of their shares each month, subject to various restrictions. We have reserved for issuance shares of common stock into which the Series A Preferred Stock are convertible and the warrants are exercisable. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to this prospectus (when effective) or Rule 144, and these sales may have a depressive effect on the market for the shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

Our principal shareholders have significant voting power and may take actions that may not be in the best interests of other shareholders. Our officers, directors, principal shareholders and their affiliates control a significant percentage of our outstanding common stock. If these shareholders act together, they will be able to exert significant control over the Company’s management and affairs requiring shareholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our shareholders.

Investors should not anticipate receiving cash dividends on our stock. We have never declared or paid any cash dividends or distributions on our capital stock. In addition, we currently intend to retain our future earnings to support operations and to finance expansion and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not deemed to represent an all-inclusive means of identifying forward-looking statements as denoted in this prospectus. Additionally, statements concerning future matters are forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those specifically addressed under the heading “Risk Factors” as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We file reports with the Securities and Exchange Commission. We make available on our website (by a link to the SEC’s website) under “Investor Relations/SEC Filings,” free of charge, our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such materials with the Securities and Exchange Commission. Our website address is www.icurie.com. You can also read and copy any materials we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You can obtain additional information about the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission, including us.

We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made throughout the entirety of this prospectus, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects.

iCURIE, INC.

Company Overview

Prior to the July 8, 2005 share exchange with the shareholders of iCurie UK, the Company (then known as Cedar Mountain) was a public “shell” company with nominal assets. As a result of the share exchange, the Company acquired the business and operations of iCurie UK, the shareholders of iCurie UK becoming controlling shareholders of the Company, the management of iCurie UK became management of the Company, iCurie UK becoming a wholly owned subsidiary of the Company and the Company changed its name to iCurie, Inc. The share exchange and related transactions are described in more detail in this section under “Information Regarding Share Exchange and Series A Offering.”

iCurie UK acquired its cooling intellectual property from iCurie Korea in March 2004, and acquired an 80.2% equity interest in iCurie Korea in December 2004. The remaining 19.8% of iCurie Korea was acquired by iCurie UK on September 1, 2005. Therefore, as a result of the acquisition, iCurie Korea became a wholly owned subsidiary of iCurie UK. This transaction was described in our 8-K filed with the SEC on September 1, 2005.

We want to become a world leader in developing and commercializing next-generation cooling solutions for the PC, flat panel display, and the LED-lighting industries. We plan to develop, manufacture, market, sell and license our patented thermal management cooling devices. We believe that our wafer-thin products absorb, transport, and dissipate heat more rapidly than current heat-pipe/heat-sink cooling solutions. Our unique cooling devices use microfluidic physics to move liquid at very high speeds through micro-channels within thin panels.

We have been provided with non-economic support and advice from the United Kingdom’s Trade and Investment Global Entrepreneur Program, a UK government organization that identifies and assists global enterprises that are planning to locate to UK or have operations in the UK. This program reviews hundreds of company applications annually and selects only a limited number of companies to work with.

The current industry-leading cooling technology solutions, heat-pipes/heat-sinks, were developed when PC processors such as the Pentium I® & Pentium II®, with much lower speeds and cooling demands, were the industry standards. With the rapid development of faster processors, such as the later Intel Pentium® series, the cooling industry has produced many versions of the limited heat-pipe and/or heat-sink. However, this aging technology is becoming less effective as faster processors produce increased heat levels. Battery life is substantially eroded in laptops due to heat and the energy required to operate one or more cooling systems. We believe our solutions offer lighter, thinner, smaller, faster, more efficient and less energy-consuming products. Moreover, we believe that our coolers will be more cost efficient to produce than conventional coolers.

Industry Overview

The PC cooling industry is an estimated $1 billion business annually. The total PC market, including desktops and notebooks, is estimated at approximately 171 million units in 2005 and is growing at approximately 10% annually. In addition, we expect the growth of the PC cooling industry to accelerate faster than the growth of the PC market itself, based on the increased power consumption and heat output of today’s microprocessors and video cards.

We have also identified several other substantial markets for our cooling systems. We are evaluating an opportunity to supply cooling systems to the flat panel display market and the LED-lighting industry. Later deployments of our cooling technology may include the personal communication, home appliance, automotive, defense, air conditioning, and aerospace industries.

Technology Overview

Our product portfolio is based on registered and pending patents in microfluidic technology. We believe that our technology enables higher performance than current cooling systems, with no noise or vibrations, and can be commercially manufactured using well known processes at a cost less than traditional cooling products. Our technologies are designed to be used as a stand-alone cooling solution, or as part of a cooling system.

Market Information

As the PC industry uses ever more powerful chips, including video chips, cooling has become an increasingly critical issue, yet there have been few technological innovations in this area. The industry is highly fragmented, the market need is significant, and we believe we have a very competitive technology. As a result, we believe we can capture a significant share of the PC cooling industry.

The marketability of our product spans basically over all industries where heat emission calls for cooling. However, there are three industries where we clearly believe that our technology can rapidly become the product of choice. These three industries are the PC, flat panel display, and the LED-lighting industries. Companies in these industries need components with higher performance; are used to managing complex supply chains; and are willing to accept breakthrough technologies to gain competitive supremacy.

Due to market size, product competitiveness and customer need, we have chosen the mid and high-end of the PC industry as the primary target market. The high-end segment of the display industry is the second targeted market and the LED- lighting industry as the third. In a later stage, we may also address numerous market segments like the telecom, home appliances, automotive, aerospace, air conditioning, and defense industries.

We intend to address our target markets with a model that incorporates a mix of licensing arrangements, through which we can enter certain markets indirectly through the efforts of third parties, and direct product sales in conjunction with largely outsourced or joint ventured manufacturing and sales capability. We believe our approach will enable us to gain market share without large investments in manufacturing equipment or sales and marketing.

Commercialization

We intend to employ two parallel sales models when taking our cooling technology to the market. The first is a licensing model, which we plan to use in specific industries or industry segments. We believe that giving licensing partners exclusive rights in certain specific areas represents an expedient way of creating relatively certain revenues with relatively low financial risks. We believe that this model will also help to create visibility and credibility for our technology in other industries. We plan to pursue this sales model in mature industries, such as the PC industry, with well established global players. Pursuant to this strategy, we entered into a Patent License and Sales Exclusivity Agreement with Asia Vital Components (AVC) in November 2005 as more fully described herein.

The second sales model will be direct sales, either through an internal iCurie sales force or through joint ventures. We believe that the direct sales model will help increase our revenues, but may also entail increased financial risks. We plan to pursue this strategy when a technology shift is taking place in a particular industry that can be taken advantage of by us, or when an industry is fragmented and barriers to entry are low. Under this model, we plan to manage our supply, manufacturing, and distribution chains through sub contractors or by utilizing the manufacturing expertise of our partners.

Competition

Although we believe that our technology represents a next generation industry solution to the cooling demands of the PC, flat panel display, and the LED-lighting industries, we face and will continue to face intense competition. This competition consists of companies attempting to develop and market products similar to ours, as well as products incorporating alternative technologies. Although we believe that we have a degree of market exclusivity with respect to some of our products due to registered or pending intellectual property rights, there can be no guarantees that competitors will not successfully market products similar to ours, whether or not such products may infringe on our intellectual property rights. Even if we are ultimately successful in challenging competitors’ use of our intellectual property, any such challenge will likely be both expensive and time consuming, and our competitive position could be adversely affected notwithstanding successful legal actions to enforce our intellectual property rights.

In addition, there are several alternative technologies currently being developed and marketed to address the same market demands as our products. Although we believe our technologies provides a highly competitive solution when compared to alternative technologies, it is possible that the market may adopt one of these alternative technologies, which may in turn become a recognized industry standard. Wide market adoption of one or more of these alternative technologies would have an adverse affect on our competitive position. In addition, we may also face competition from technologies not yet developed, whether such future technologies address the cooling issues directly or indirectly through the development of products which produce less heat and therefore do not require an improved cooling solution.

In addition to the various forms of competition faced by us, it is likely that many of our competitors will be much larger and better capitalized than we are, with substantially more resources to devote to the development, manufacture, and sales of cooling technology solutions. Such competitors may also benefit from existing relationships and reputations within the PC, flat panel display, and the LED-lighting industries.

Management Team

Our senior management is led by Hakan Wretsell, our Chief Executive Officer, Michael Karpheden, our Chief Operating and Financial Officer, Dr. Jeong Hyun Lee, Ph.D., our Chief Technology Officer and founder of iCurie Korea, and George Meyer, our Vice President for Sales & Marketing. The management team consists of senior level executives who have extensive experience in management, business development, marketing and sales, and systems development. In addition to the management team, we believe we have assembled a highly capable and active Board of Directors.

Product & Technology Solutions

Key Technologies

Our technologies utilize nano or micro scale environments, wherein the laws of physics are manipulated to create very competitive cooling solutions. These technologies create heat management products with higher performance, no noise, no vibrations, and with no or very limited positioning impact (upside-down etc.). The products are lightweight and have an ultra thin design. The products do not require a pump or external energy source to operate.

We have defined two technology paths. Our original Micro Cooling System (MCS) technology, branded as iCurie Cooled®, and NanoSpreader Technology™. We believe both technologies have great potential in the market, but each has its different technical and commercial challenges.

iCurie Cooled® (MCS)

This technology is used to create a cooling device that is a millimeter thin copper plate, into which specially designed micro and nano channels have been structured. Liquid coolant (distilled water) is placed into the micro and nano channels through a process known as VCS- Vacuum, Charge and Sealing. The heat source (CPU or other) is placed adjacent to the copper plate (as are traditional CPU coolers). When heat is generated, the liquid coolant absorbs the heat in a very short period of time (less than 0.02 sec). The heat causes the liquid coolant to change to vapor. The vapor is rapidly transported through the micro and nano channels. The vapor is changed back to liquid by rapidly dissipating the heat. The liquid coolant then returns to the heat source at a low temperature and is ready to repeat the process. The pressure gradients created by the conversion of the coolant between liquid and vapor states “pump” the coolant through the micro and nano channels as part of a continuous process.

We have been granted patents relating to our iCurie Cooled® technology in the United States, Korea, Japan, China, Russia, and Taiwan. In addition, we currently have pending patent applications relating to the iCurie Cooled® technology in Singapore, Brazil, India, and the 17 member countries of the European Union.

Nano Spreader Technology™ (NST)

Many of the working principles in the NST are the same as in the MCS. The configuration and the structuring of the NST give us significant advantages in regards to time to market. By working with different material layers between the plates, we can avoid physical segmentation and etching. This impacts the performance and the economy of the product. NST has a more flexible design, can cool multi sources and is more suitable when cooling larger areas. In addition, the NST is designed to be an integrated part of a Printed Circuit Board (PCB). The NST is protected by several pending Company patents.

Current Technology Focus

Management is currently focusing on the NST opportunity because we believe this technology offers a faster, more straightforward way to commercialization. In addition, we believe the NST offers potential customers an economical alternative. All current product and customer projects are based on the NST, which is where the main part of our resources is being allocated.

Sales and Marketing

Sales

The first three markets we plan to approach are the PC, flat panel display, and LED-lighting industries. We are planning for two different strategic revenue streams.

First, we plan to use licensing to rapidly take our technology to market, create credibility, and visibility for our technology. This is the preferred strategy in industries that show a high level of maturity. Pursuant to this strategy on November 16, 2005, iCurie UK entered into a Patent License and Sales Exclusivity Agreement, dated as of November 9, 2005, with AVC giving AVC a worldwide, perpetual, non-revocable license to use certain of iCurie UK’s intellectual property to develop, manufacture, market and sell a new thermal management product for use in personal computers based on our technology. iCurie UK granted AVC the exclusive right to sell the product to personal computer manufacturers in the world market except for companies headquartered in Korea and Japan. iCurie UK has the right to purchase the product from AVC and the exclusive right to sell the product to (i) all third parties, other than personal computer manufacturers, and (ii) to personal computer manufacturers headquartered in Korea and Japan. AVC will pay iCurie UK a royalty for each product sold, either as a stand alone product or as part of a system. The Agreement terminates on December 21, 2008, provided however, that iCurie UK has the option to terminate AVC’s sales exclusivity in the event certain sales volumes are not met during a particular calendar year.

Second, we plan to use direct product sales to optimize the value of the technology. By managing a supply chain of sub-contractors, we plan to offer our products to companies in specific industry segments. The sales will be executed through joint ventures or through our own sales force.

Marketing

We plan to tailor and adopt our technology and product portfolio to our target markets. Our management believes that our product offers very competitive performance to existing alternatives, and can be manufactured at a similar or lower cost than those alternatives. This gives us numerous alternatives in regards to marketing messages and competitive positioning. Regardless of the competitive environment, we feel confident going to the market with business proposals that are lowering barriers to entry. We plan to utilize price-performance trade-offs to rapidly create partnerships and make in-roads to targeted markets.

The marketing strategy will be a combination of different marketing initiatives. We plan to base this strategy on a business-to-business marketing approach, where value is primarily determined by business economic use and large-unit transactions are the norm. The marketing philosophy, however, will go beyond a fixation on transactions, which very often leads to lost customers and low brand awareness in the short-term. Our ambition is to build a mutually advantageous long-term relationship with the customers, not just sell a product. This calls for knowing the customer well enough to deliver relevant products in a timely fashion and meeting their specific needs.

We plan to employ an overall marketing strategy, which will include initiatives such as advertising, public relations, and customer relations management, as well as a strong focus on corporate identity. The critical aspect is to convey the strengths and values of the products to potential customers, such as superior performance, no noise, no vibrations, environmental friendliness, and reduced size. We plan to accomplish this through strong direct marketing programs to potential customers. In addition, we believe that product marketing and advertising through specialized computer magazines will be an important component in our strategy. Trade shows on a worldwide basis will be part of the long-term marketing strategy to ensure visibility in the market place.

We plan to build value through marketing based assets, such as brand, customer and employee relationships, channel relationship, supplier relationship, and intellectual capital. Our strategy is to minimize our ownership of physical assets. We aim to effectively employ and manage outsourced manufacturing capacity. Our belief is that value creation derives from building intellectual capital instead of owning fixed assets such as factories, buildings, etc. However, we do expect to own limited manufacturing capacity to enable shipment of sample products as well as to ensure that we can control the manufacturing process.

On March 13, 2006, the Company re-branded itself as “Celsia Technologies,” which reflects its ambition to establish the Company’s unique technology under a strong brand in the thermal management marketplace. The Company is currently considering changing its corporate name and ticker symbol to reflect this re-branding .

Manufacturing Operations

During 2005, test and sample units were supplied to several potential customers in our targeted industries. The samples have been partially produced in our own pilot plant, which was inaugurated in September 2005.

Our product does not call for a complex manufacturing set up, the number of components is very limited, and we have identified key manufacturing partners. One important criterion has been a thorough knowledge in manufacturing of thermal management products.

We also believe that the manufacturing capacity of our main partner, AVC, will strongly contribute to the estimated volumes to the PC industry for 2006. AVC, based in Taiwan, is a leader in PC cooling systems, manufacturing heat pipes, fans and fins (the standard PC cooling system). AVC’s major customers include Intel, IBM, Dell, HPQ, Apple, AMD, NEC, Sanyo Denki, Legend and Quanta. AVC recently merged with DaTech (a large fan supplier).

Research and Development Expenditures

Research and development expenditures were approximately $809,000 and $790,000 for the years ended 2005 and 2004, respectively.

Employees

As of December 31, 2005, iCurie had 36 employees. The Company’s Korea office currently houses 31 of the total 36 employees. During 2005, iCurie filled certain key positions, which are Corporate Controller, Legal Counsel, and a VP Sales & Marketing.

Financing Activities

Share Exchange and Series A Offering

Overview

Effective as of July 8, 2005, Cedar Mountain entered into a Share Exchange Agreement with the shareholders of iCurie UK and certain additional parties. Immediately prior to the execution of the Share Exchange Agreement, 3,050,001 shares of Cedar Mountain common stock, par value $0.001 per share, were cancelled pursuant to agreements between Cedar Mountain and certain shareholders of Cedar Mountain (including the then sole officer and director of Cedar Mountain) for an aggregate consideration of $214,000. After the cancellation, Cedar Mountain had 1,350,023 common shares outstanding. Upon the consummation of the transactions contemplated by the Share Exchange Agreement on July 8, 2005, (i) Cedar Mountain acquired all of the outstanding shares of iCurie UK (resulting in iCurie UK becoming a wholly owned subsidiary of Cedar Mountain), (ii) Cedar Mountain issued 24,935,047 shares of common stock to the shareholders of iCurie UK and certain of their assigns, which represented 94.864% of the issued and outstanding shares of Cedar Mountain common stock, (iii) the sole director and executive officer of Cedar Mountain resigned, (iv) directors and officers associated with iCurie UK were appointed as directors and officers of the Company, (v) Amended and Restated Articles of Incorporation of Cedar Mountain were approved and filed which, among other things, changed the name of Cedar Mountain to iCurie, Inc., and designated 30,000,000 shares of Series A Preferred Stock, par value $0.001 per share; and (vi) the new directors approved and adopted Amended and Restated Bylaws of iCurie, Inc.

Effective as of July 11, 2005, the Company issued 20,995,239 shares of Series A Preferred Stock, together with warrants exercisable for a total of 6,441,874 shares of our common stock, to various parties (referred to in this report as the “Series A Shareholders”) in exchange for approximately $12.48 million in cash (at a cash price of $0.88 per share of Series A Preferred Stock) and the transfer to us on the terms described herein of $4.6 million of previously issued promissory notes issued by various parties (we refer to these transactions collectively as the “Series A Offering”). The Series A Offering was effectuated pursuant to Subscription Agreements (in the case of cash sales) and a Preferred Stock Purchase Agreement (in the case of the issuance of Series A Preferred Stock for promissory notes) between iCurie, Inc. and the stock recipients, each effective as of July 11, 2005. In connection with the Series A Offering, we also entered into a Registration Rights Agreement dated as of July 11, 2005 with the iCurie UK shareholders, Series A Shareholders, and certain additional parties (the “Registration Rights Agreement”), as described in this section under “Registration Rights Agreement.”

Pursuant to the Share Exchange Agreement, the Company agreed to assume the obligations of iCurie UK under a Placement Agent Agreement between iCurie UK, Indigo Securities LLC, and Axiom Capital Management Inc. (we refer to Indigo and Axiom collectively as the “Placement Agent”), pursuant to which the Placement Agent was compensated by us for its services in connection with the Share Exchange Agreement and the Series A Offering, as described in this section under “Compensation to Placement Agent.” In connection with the Share Exchange Agreement and Series A Offering, the Company also granted warrants exercisable for a total of 270,000 shares of our common stock to a party that identified Cedar Mountain as a potential participant in the share exchange.

In connection with the share exchange and Series A Offering, (i) our executive officers entered into employment agreements as described under Item 10 “Executive Compensation,” (ii) we advanced a major shareholder $500,000 payable under a pre-existing revenue sharing agreement and entered into certain related transactions with such shareholder, (iii) we cancelled a $1.1 million promissory note made by an executive officer in exchange for 1.25 million shares of our common stock owned by such officer, (iv) an option for 440,000 shares of iCurie UK common stock held by an executive officer was cancelled in exchange for a warrant to purchase 1,097,142 shares of our common stock, (v) our executive officers were paid certain accrued but previously unpaid salaries in cash and shares of our common stock and (vi) an executive officer agreed to indemnify us against certain potential liabilities related to our then-contemplated acquisition of 19.2% of iCurie Lab, Inc. (which was subsequently acquired on September 1, 2005). Additional information regarding the matters set forth in (ii) - (vi) above is set forth under “Certain Relationships and Related Transactions.”

The above transactions were reported and described in the Company’s Form 8-K dated July 8, 2005, as amended.

Description of Note Conversion

Pursuant to the Preferred Stock Purchase Agreement, secured convertible interim promissory notes (the “Notes”) which were issued by iCurie UK and two of its shareholders, Hansen Gray & Company, Inc. and Dr. Lee, in the aggregate principal amount of $4,600,000, were exchanged for approximately 6,810,000 shares of Series A Preferred Stock. The number of shares of Series A Preferred Stock issued in the Note conversion equaled the approximate number derived by dividing (i) $4,100,000 principal amount of the Notes by $0.66, and (ii) $500,000 principal amount of the Notes by approximately $0.83, representing a twenty-five percent (25%) and five percent (5%) discount from the cash offering price of the Series A Preferred Stock, respectively. The shares of Series A Preferred Stock issued upon conversion of the Notes have the same rights, preferences and privileges as all other shares of Series A Preferred Stock.

Compensation to Placement Agreement

In connection with the share exchange and Series A Offering, the Placement Agent received (i) a cash fee of approximately $1.248 million, equal to ten percent (10%) of the aggregate gross cash proceeds received from the Series A Offering from subscribers, (ii) a cash fee of approximately $285,000, representing the unpaid portion of fees owed in connection with the original issuance of the Notes, (iii) warrants to purchase 1,364,528 shares of Series A Preferred Stock, equal to ten percent (10%) of the shares of Series A Preferred Stock purchased by subscribers, at an exercise price of $0.88 per share, and (iv) warrants to purchase 681,018 shares of common stock, at an exercise price of $0.88 per share. The Placement Agent additionally was reimbursed for actual out-of-pocket expenses incurred in connection with the Share Exchange Agreement and the Series A Offering, subject to certain limitations.

Registration Rights Agreement

Initial Registration. The Registration Rights Agreement required us to use our reasonable best efforts to file the registration statement by September 8, 2005 and cause the registration statement to become effective no later than one hundred and twenty (120) days after July 11, 2005. Under the terms of the Registration Rights Agreement, if the registration statement is not filed within 60 days of July 11, 2005 or declared effective within 120 days of July 11, 2005 (each a “Non-Registration Event”), then for each 30 day period during the pendency of such a Non-Registration Event, we are required to pay to the purchasers of the Series A Preferred Stock an amount equal to one percent (1%) of the purchase price paid for the Series A Preferred Stock ($0.88 per share), which may be paid in cash or in shares of Series A Preferred Stock (valued at $0.88 per share), at the Company’s option. The registration statement was filed on October 6, 2005 and was declared effective on April 17, 2006.

Demand Rights. If the initial registration statement does not register all shares of common stock as required by the Registration Rights Agreement, owners of Series A Preferred Stock holding more than $500,000 in value of the securities to be registered may require us to use our best efforts to cause such shares to be registered on other registrations, subject to certain conditions. We shall not be obligated to affect more than two (2) registrations under these demand right provisions.

Piggy-Back Rights. If the initial registration statement does not register all shares of common stock as required by the Registration Rights Agreement, owners of Series A Preferred Stock shall be entitled to “piggy back” registration rights on all registrations of the Company or on any demand registrations of any other investor, subject to certain conditions and the right of the Company and its underwriters to reduce the number of shares proposed to be registered in view of market conditions.

S-3 Rights. If the initial registration statement does not register all shares of common stock as required by the Registration Rights Agreement, owners of Series A Preferred Stock shall be entitled to unlimited demand registrations on Form S-3 (if available to the Company) subject to certain conditions, so long as such registered offerings are not less than $500,000.

Expenses. The Company shall bear registration expenses (exclusive of underwriting discounts and commissions) of the initial registration and all such demands, piggy backs, and S-3 registrations (including the expense of one special counsel for all Series A Preferred Stock selling shareholders).

Hansen Gray/CHL. The common stock of the Company held by Hansen Gray & Company, Inc. and CHL Investment Partnership (prior shareholders of iCurie UK) will not be registered, although such parties do have the right to demand registration of their common stock beginning six (6) months and twelve (12) months, respectively, after the effective date of such registration statement. We are required to pay certain liquidated damages if we do not register the shares of Hansen Gray & Company, Inc. and CHL in accordance with these demand rights. The Registration Rights Agreement also imposes certain sale restrictions on Hansen Gray & Company, Inc. prior to the registration of its shares of our common stock.

Summary of Prior Financings

December 2004 Bridge Financing. On December 2, 2004, Hansen Gray issued secured convertible promissory notes (the “HG Notes”) in the aggregate principal amount of $2,500,000 to various purchasers (the “HG Noteholders”). All of the proceeds of the HG Notes were distributed to iCurie UK. Upon consummation of the Series A Offering, the principal amount of the HG Notes was exchanged for 3,787,863 shares of Series A Preferred Stock. Upon such exchange, each HG Noteholder received the number of shares of Series A Preferred Stock equal to the number derived by dividing the principal amount of the Noteholder’s Note by $0.66 (subject to rounding), representing a twenty-five percent (25%) discount from the cash offering price per share of the Series A Preferred Stock.

In connection with the issuance of the HG Notes, iCurie UK also agreed to issue, and in the Series A Offering we did issue, the HG Noteholders five-year warrants to purchase an aggregate of 710,214 shares of common stock. Each such warrant entitles the holder thereof to purchase the number of shares of common stock equal to (i) twenty-five percent (25%) of the aggregate principal amount of the applicable HG Note, divided by (ii) 0.88 (subject to rounding), at an exercise price per share equal to $0.88. The warrants contain customary anti-dilution provisions. As part of the share exchange, Hansen Gray also transferred to the HG Noteholders an aggregate of 1,496,103 shares of common stock.

Also in connection with the issuance of the HG Notes, Dr. Lee issued a personal promissory note for $1,100,000 to an affiliate of the HG Noteholders. In connection with the Series A Offering, the holder of Dr. Lee’s note transferred the Note to us in exchange for approximately 1,667,000 shares of Series A Preferred Stock. We then cancelled the note in exchange for approximately 1,250,000 shares of Dr. Lee’s common stock (valued at $0.88 per share for an aggregate value of $1,000,000). See “Certain Relationships and Related Transactions.”

2005 Bridge Financings. On each of March 17 and April 25, 2005, iCurie UK issued secured convertible promissory notes (the “2005 Notes”) in the principal amount of $500,000 to various purchasers (the “2005 Noteholders”), for an aggregate combined issuance of $1,000,000. The 2005 Notes ranked senior to all other debt of iCurie UK. As part of the Series A Offering, the 2005 Notes were exchanged for approximately 1,355,600 shares of Series A Preferred Stock. Upon such exchange, each 2005 Noteholder received the number of shares of Series A Preferred Stock equal to the number derived by dividing the principal amount of the noteholder’s 2005 Note and accrued and unpaid interest by (i) $0.66 in the case of the $500,000 March 17 note issuance and (ii) approximately $0.83 in the case of the $500,000 April 25 note issuance (in each case subject to rounding), representing a twenty-five percent (25%) and five percent (5%) discount, respectively, from the cash offering price of the Series A Preferred Stock.

In connection with issuance of the 2005 Notes, iCurie UK also agreed to issue, and in the Series A Offering we did issue, the 2005 Noteholders five-year warrants to purchase 482,946 shares of common stock. Each such warrant relating to the March 17 note issuance entitles the holder thereof to purchase the number of shares of common stock equal to (i) eighty percent (80%) of the aggregate principal amount of the applicable 2005 Note, divided by (ii) 0.88 (subject to rounding), at an exercise price equal to $0.88 per share (subject to rounding). Each such warrant relating to the April 25 note issuance entitles the holder thereof to purchase the number of shares of common stock equal to (i) five percent (5%) of the aggregate principal amount of the applicable 2005 Note, divided by (ii) 0.88 (subject to rounding), at an exercise price equal to $0.88 per share. The warrants contain customary anti-dilution provisions.

Additional Warrants. Pursuant to the Series A Offering, each recipient of Series A Preferred Stock received warrants to purchase a number of shares of common stock equal to twenty-five percent (25%) of the number of shares of Series A Preferred Stock received (subject to rounding). Fifty percent (50%) of these warrants are exercisable at $1.10 per share and fifty percent (50%) are exercisable at $1.32 per share.

Series B Offering

Overview

On December 16, 2005, iCurie issued 3,063,402 shares of its newly designated Series B Preferred Stock, $0.001 par value per share, to certain individuals and entities (the “Series B Holders”), together with warrants (the “Series B Warrants”) to purchase approximately 1,531,700 shares of the Company’s common stock, for an aggregate of $3,063,402 in cash. The sale of Series B Preferred Stock and Series B Warrants (the “Series B Offering”) was effected pursuant to Subscription Agreements between the Company and the Series B Holders, each effective as of December 16, 2005. In connection with the Series B Offering, the Company entered into a Registration Rights Agreement dated as of December 16, 2005 with the Series B Holders and the Series B Placement Agents (as defined below) (the “Series B Registration Rights Agreement”). The terms of the Series B Preferred Stock are set forth in a Certificate of Designation to the Company’s Amended and Restated Articles of Incorporation, which certificate was filed on November 30, 2005. Fifty percent (50%) of the Series B Warrants are exercisable at $1.50 per share of common stock and fifty percent (50%) of the Series B Warrants are exercisable at $3.00 per share of common stock.

In connection with the Series B Offering, Indigo Securities LLC and Bridgehead Group Limited (collectively, the “Series B Placement Agents”) and certain of their assigns received (i) a cash fee of approximately $216,340, (ii) warrants to purchase 210,000 shares of Series B Preferred Stock at $1.50 per share, and (iii) warrants to purchase 6,340 shares of common stock at $1.50 (collectively, the “Series B Placement Agent Warrants”) pursuant to Placement Agent Agreements between the Company and each of the Series B Placement Agents.

Series B Registration Rights Agreement

Pursuant to the Series B Registration Rights Agreement, the Company is required to file a registration statement covering the common stock (i) into which the Series B Preferred Stock is convertible and (ii) for which the Series B Warrants and Series B Placement Agent Warrants are exercisable (collectively the “Registrable Securities”) within six (6) months after the Company’s Registration Statement on Form SB−2 (Registration No. 333−128856) (filed pursuant to the Series A Offering and Registration Rights Agreement) is declared effective. The Company is required to maintain the effectiveness of the registration statement through the first anniversary of the Series B Offering and shall use its best efforts to maintain its effectiveness through the second anniversary of the Series B Offering.

If the registration statement is not effective at any time during the period beginning 270 days after the Series B Offering and ending one year after the Series B Offering, holders of the Registrable Securities holding more than $500,000 in value of the Registrable Securities may require the Company to use its best efforts to cause such shares to be registered. The Company shall not be obligated to effect more than two (2) registrations under such demand registration provisions.

Subject to certain conditions, the holders of the Registrable Securities shall be entitled to “piggy back” registration rights on all registrations of the Company. Holders of the Registrable Securities shall be entitled to unlimited demand registrations on Form S−3 (if available to the Company) so long as such registered offerings are not less than $500,000. The Company shall bear registration expenses of all such demands, piggy backs, and S−3 registrations.

Description of Property

The Company’s principal offices are currently located in leased space at 1395 Brickell Avenue, Suite 800, Miami, Florida 33131, and the phone number is 305-529-6290. We anticipate that our headquarters in the United States will consist of top management, who will set and manage strategic priorities, business plans, business tactics, budgets, financing and legal matters. We also anticipate that management of sales strategy and tactics with key account management will also be part of the United States office. iCurie Lab, Inc., which is the Company’s research, development and manufacturing center, is and will continue to be located in Seoul, Korea. The Company’s telephone number in Korea is 011-82-2-3452-2005 and its fax number is 011-82-2-3452-3650. We believe that Korea is an excellent location to recruit highly skilled engineers. The main responsibilities of the Korean office are to develop and industrialize the planned technology portfolio, lab prototypes and pre-serial manufacturing, as well as quality control.

We currently lease an office, research and manufacturing facilities in Seoul, Korea and office space in Miami, Florida. Our leased facilities in Korea consist of approximately 450 square meters of office space and approximately 750 square meters of space used as a pilot plant to begin product manufacturing. Approximate monthly rent (including a 10% value added tax) for the Korean office and plant is 4,730,000 KWON (approximately $4,683) and 8,527,200 KWON (approximately $8,442), respectively. The leases on the office and plant space expire in 2008 and on July 26, 2006, respectively. Our space in Miami consists of a furnished office, which includes secretarial and other amenities at a charge of approximately $3,030 per month under a contract expiring June 15, 2006.

DESCRIPTION OF COMMON STOCK

Holders of shares of the Company’s common stock are entitled to dividends as and when declared by the Company’s Board of Directors from funds legally available therefor, and upon liquidation, dissolution or winding-up of the Company are entitled to share ratably in all assets remaining after payment of liabilities, including the liquidation preferences of all preferred stock. The Company has not paid any dividends nor does it anticipate paying any dividends on its common stock in the foreseeable future. It is the Company’s present policy to retain earnings, if any, for use in the development of its business. The holders of shares of common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors. The holders of common stock, voting separately as a class, are entitled to elect two directors of the Company.

USE OF PROCEEDS

All net proceeds from the sale of the offered shares covered by this prospectus will go to the selling shareholder who offers and sells his or her shares. We will not receive any proceeds from the sale of the offered shares by the selling shareholders other than proceeds we receive from the exercise of any options. We will use any proceeds we receive for working capital and general corporate purposes.

SELLING SHAREHOLDERS

The 7,799,039 shares of our common stock to which this reoffer prospectus relates is comprised of 3,225,087 shares issuable upon exercise of currently outstanding options or vesting of previously issued restricted stock awards and 4,573,952 shares issued as restricted stock awards granted pursuant to the iCurie, Inc. 2005 Stock Incentive Plan. This common stock is being registered for reoffers and resales by the selling shareholders named below, who acquired or are anticipated to acquire the shares. The selling shareholders may resell all, a portion, or none of the shares of common stock from time to time. This prospectus may also be used by selling shareholders’ donees, pledges, transferees or successors in interest.

The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are one of our affiliates. The address of each selling shareholder is care of iCurie, Inc., 1395 Brickell Avenue, Suite 800, Miami, Florida, 33131.

Name of Selling Shareholder	Material Relationship with Issuer	Number of Shares Beneficially Owned (1)	Number of Shares Covered by this Reoffer Prospectus (2)	Number of Shares to be Beneficially Owned if all Shares Offered hereby are Sold (3)
Hakan Wretsell	President, Chief Executive Officer and Director	2,070,288	2,070,288	0
Dr. Jeong Hyun Lee	Chief Technology Officer and Director	13,017,338	1,450,724	11,566,614
Michael Karpheden	Chief Financial Officer, Chief Operating Officer and Secretary	1,549,527	1,549,527	0
Alan Miller	Director	100,000	100,000	0
Peter Rugg	Director	169,409	100,000	69,409
David Clarke	Director	100,000	100,000	0
Jae Joon Choi	Manager	750,000	750,000	0
George Meyer	VP-Sales	500,000	500,000	0
David Walker	Corporate Counsel	260,000	260,000	0
Jorge Fernandez	Controller	120,000	120,000	0
Stephen Rivkin	Manager	25,000	25,000	0
Chang Ho Lee	Employee	80,000	80,000	0
Sung Sik Kwack	Employee	60,000	60,000	0
Young Gil An	Employee	60,000	60,000	0
Ki Bu Nam	Employee	60,000	60,000	0
Jung Young Kim	Employee	40,000	40,000	0
Won Bok Chung	Employee	40,000	40,000	0
Eun Ae Choi	Employee	40,000	40,000	0
Yong Kyu Choi	Employee	30,000	30,000	0
Dong Eon Kim	Employee	30,000	30,000	0
Jeong Soo Ko	Employee	30,000	30,000	0

Dae Kyung Yoon	Employee	16,000	16,000	0
Jeppe Hansen	Consultant	162,500	162,500	0
Cathy Biber	Advisory Board Member	25,000	25,000	0
Avram Bar-Cohen	Advisory Board Member	25,000	25,000	0
William Maltz	Advisory Board Member	25,000	25,000	0
Jeff Mandell	Advisory Board Member	25,000	25,000	0
David Saums	Advisory Board Member	25,000	25,000	0

(1)
The number of shares beneficially owned by the selling shareholders includes shares of our common stock which are subject to options, rights or awards granted under the iCurie, Inc. 2005 Stock Incentive Plan, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus, as well as shares of common stock beneficially owned by the selling shareholder.

(2)
Includes shares of our common stock which are subject to options, rights or awards granted under the iCurie, Inc. 2005 Stock Incentive Plan, whether or not exercisable as of, or within 60 days of, the date of this reoffer prospectus, as well as shares of common stock beneficially owned by the selling shareholder.

(3)
Assuming all shares offered under this prospectus will be sold, no selling shareholder will own one percent or more of our common stock after this offering, other than Dr. Jeong Hyun Lee, who will own approximately 41.1% of our common stock, which percentage is based on 29,689,022 shares of our common stock outstanding as of June 9, 2006 and includes a warrant held by Dr. Lee to acquire 1,097,142 shares of common stock.

Any selling shareholder may from time to time sell under this prospectus any or all of the shares of common stock owned by him or her; provided, however, that the amount of securities to be reoffered or resold by means of this prospectus by each selling shareholder, and any other person with whom such selling shareholder is acting in concert for the purpose of selling securities of the Company, may not exceed, during any three-month period, the amount specified in Rule 144(e) promulgated under the Securities Act. Because the selling shareholder is not obligated to sell any or all of the shares of common stock held by it, we cannot estimate the number of shares of common stock that the selling shareholder will beneficially own after this offering.

PLAN OF DISTRIBUTION

The shares of common stock covered by this prospectus are being registered by us for the account of the selling shareholders.

The shares of common stock offered hereby may be sold from time to time directly or on behalf of the selling shareholders in one or more transactions on the OTC Bulletin Board, or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices; provided, however, that the amount of securities to be reoffered or resold by means of this prospectus by each selling shareholder, and any other person with whom such selling shareholder is acting in concert for the purpose of selling securities of the Company, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. The selling shareholder may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the shares or both. Such compensation as to a particular broker or dealer may be in excess of customary commissions.

In connection with their sales, a selling shareholder and any participating broker or dealer may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

We are bearing all costs relating to the registration of the shares of common stock. Any commissions or fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling shareholder or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained or complied with. Sales of the shares must also be made by the selling shareholders in compliance with all other applicable state securities laws and regulations.

In addition to any shares sold hereunder, selling shareholders may sell shares of common stock in compliance with Rule 144. There is no assurance that the selling shareholders will sell all or a portion of the common stock offered hereby.

The selling shareholders may agree to indemnify any broker-dealer or agent that participates in the transactions involving sales of the shares against certain liabilities in connection with the offering of the shares arising under the Securities Act.

We have notified the selling shareholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director, to the fullest extent permitted by law.

Our Amended and Restated Articles of Incorporation also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.

Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

OPINION

The validity of the shares of common stock to be offered by this prospectus will be passed upon by DLA Piper Rudnick Gray Cary US LLP.

EXPERTS

The consolidated financial statements of the Registrant as of December 31, 2005 and for the years ended December 31, 2004 and 2005 incorporated in this prospectus by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2005 have been audited by PKF, Certified Public Accountants, a Professional Corporation, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC. Our SEC File Number is 333-64840.

You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

100 F Street, N.E.
Washington, D.C. 20549

You may call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s web site at http://www.sec.gov.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or solicit an offer to buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

This prospectus, which forms part of the registration statement, does not contain all of the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith, file reports and other information with the SEC. The following documents filed by us with the SEC are incorporated by reference into, and made a part of, this prospectus:

(a)
Our latest Annual Report on Form 10-KSB filed pursuant to Sections 13(a) or 15(d) of the Exchange Act which contains financial statements for the Company’s latest fiscal year for which a Form 10-KSB was required to have been filed; and

(b)	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

In addition to the foregoing, all documents subsequently filed by us under Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (before the filing of a post-effective amendment to the registration statement of which this prospectus forms a part that indicates that all securities offered pursuant to this prospectus have been issued or that deregisters all securities then remaining under this prospectus) shall be deemed to be incorporated by reference into, and to be a part of, this prospectus from the date of filing of such documents.

A copy of all materials incorporated by reference into this prospectus (not including exhibits to such materials, unless such exhibits are specifically incorporated by reference in this prospectus) will be furnished without charge to any participant requesting them, orally or in writing. Requests should be made to the Secretary of iCurie, Inc., 1395 Brickell Avenue, Suite 800, Miami, Florida 33131 (Telephone: (305) 529-6290).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents which have been filed by the Company with the SEC are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005; and

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2005.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

Holders of shares of the Company’s common stock are entitled to dividends as and when declared by the Company’s Board of Directors from funds legally available therefor, and upon liquidation, dissolution or winding-up of the Company are entitled to share ratably in all assets remaining after payment of liabilities, including the liquidation preferences of all preferred stock. The Company has not paid any dividends nor does it anticipate paying any dividends on its common stock in the foreseeable future. It is the Company’s present policy to retain earnings, if any, for use in the development of its business. The holders of shares of common stock do not have preemptive rights, are entitled to one vote for each share of common stock held of record by them, and do not have the right to cumulate their votes for election of directors. The holders of common stock, voting separately as a class, are entitled to elect two directors of the Company.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our Amended and Restated Articles of Incorporation contain a provision eliminating the liability of a director to us and our stockholders for monetary damages for breaches of fiduciary duty as a director, to the fullest extent permitted by law.

Our Amended and Restated Articles of Incorporation also authorize the Company to indemnify any director, officer or agent of the Company, or any other person, to the full extent permitted by law. This indemnification may include the right to be paid the expenses incurred in defending any action, suit or proceeding in advance of its final disposition. Our Amended and Restated Bylaws require the Company to indemnify directors, officers or employees in connection with certain actions, suits or proceedings, subject to certain limitations.

Any repeal or modification of our Amended and Restated Articles of Incorporation shall be prospective only and shall not adversely affect any right or protection of our directors or officers existing at the time of a repeal or modification for any breach covered by the Amended and Restated Articles of Incorporation which occurred prior to such repeal or modification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

The restricted securities to be reoffered or resold pursuant to this registration statement were or will be issued pursuant to Section 4(2) of the Securities Act and/or Regulation S under the Securities Act. The Company made this determination in part based on the representations of the recipients of such securities which included, in pertinent part, that such parties were either (i) not “U.S. Persons” as defined in Regulation S of the Securities Act or (ii) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Item 8. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1
Amended and Restated Articles of Incorporation of iCurie, Inc. (incorporated by reference to Exhibit 3(i).1 of iCurie, Inc.’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005).

4.2
Certificate of Designation to Amended and Restated Articles of Incorporation of iCurie, Inc. (incorporated by reference to Exhibit 3(i).2 of iCurie, Inc.’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

4.3	Amended and Restated By-Laws of iCurie, Inc. (incorporated by reference to Exhibit 3(ii).1 of iCurie, Inc.’s Quarterly Report on Form 10-QSB for the quarterly period ended June 30, 2005).
4.4	iCurie 2005 Stock Incentive Plan (incorporated by reference to Exhibit 4.7 to iCurie, Inc.’s Registration Statement on Form SB-2 filed October 6, 2005 (No. 333-127193).
5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).
23.1	Consent of Counsel (contained in Exhibit 5.1).
23.2	Consent of PKF, Certified Public Accountants, a Professional Corporation (filed herewith).
24.1	Power of Attorney (filed herewith).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida on the 9th day of June, 2006.

iCURIE, INC.

By: /s/ Hakan Wretsell
Name: Hakan Wretsell
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Hakan Wretsell	Chief Executive Officer, President and Director (Principal Executive Officer)	June 9, 2006
Hakan Wretsell

/s/ Michael Karpheden	Chief Financial Officer, Chief Operating	June 9, 2006
Michael Karpheden	Officer and Secretary (Principal Financial and Accounting Officer)

A majority of the Board of Directors:

Hakan Wretsell, Dr. Jeong Hyun Lee, Ph.D., Alan B. Miller, David H. Clarke, Peter Rugg and Gregory Osborn.

Signature	Title	Date

/s/ Hakan Wretsell	For himself and as Attorney-in-Fact	June 9, 2006
Hakan Wretsell

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of DLA Piper Rudnick Gray Cary US LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement.
23.1	Consent of Counsel (contained in Exhibit 5.1).
23.2	Consent of PKF, Certified Public Accountants, a Professional Corporation.
24.1	Power of Attorney.